Exhibit 99.2

Contact:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

AXT, Inc. Announces the Appointment of Phil Yin as Chief Executive Officer

FREMONT, Calif.- March 17, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that the Board of Directors has appointed Philip C. S. Yin, Ph.D. as chief executive officer, effective March 28, 2005.  Yin replaces Donald L. Tatzin, who has served as the company’s interim chief executive officer since May 2004.

Yin has a distinguished career as an executive in the compound semiconductor and semiconductor industries.  He most recently served as general manager for North America of AIXTRON Inc., the world’s leading manufacturer of MOCVD equipment used in the compound semiconductor industry.  From 1999 to 2002, he was president of ATMI Epitaxial Services.  Prior to that, Yin held positions as senior vice president, sales and marketing of Crysteco, and director of sales for Mitsubishi Silicon America.  He also held various positions with Monsanto Electronics Materials and IBM Thomas J. Watson Research Center.

Yin received his undergraduate and graduate education from Villanova University and Brooklyn Polytechnic Institute, respectively. He is a member of the Electrochemical Society and the American Association for Crystal Growth.

“We are very pleased to welcome Phil as our chief executive officer,” said Jesse Chen, chairman of AXT’s Board of Directors.  “Phil brings an extraordinary combination of sales experience and technical expertise in compound semiconductors to AXT.  He knows our customers and our technology and is exceptionally well regarded in the industry.  We believe that AXT is poised for growth during 2005 and Phil’s track record of increasing sales and customer satisfaction in his previous positions will accelerate our improvement.”

“We would also like to express our gratitude to Don Tatzin for his service as AXT’s interim chief executive officer and as its chief financial officer before that,” said Chen.  “Don has brought tremendous leadership to AXT and we are pleased that he will continue to serve as a member of AXT’s Board of Directors.”

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About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com . The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the expectations of the company’s performance during 2005. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, which could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the Company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the Company’s control. The Company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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